Exhibit 10.2

EYEGATE PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into as of November 29, 2017 (this “Agreement”), is made by and between EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Stephen From (the “Employee”).

WHEREAS, the Employer and the Employee entered into an Employment Agreement, dated as of June 24, 2005 (the “Original Agreement”);

WHEREAS, the Employer and the Employee amended and restated the Original Agreement by entering into an Amended and Restated Employment Agreement, dated as of April 28, 2006, as amended (the “A&R Agreement”);

WHEREAS, the Employer and the Employee amended and restated the A&R Agreement by entering into a Second Amended and Restated Employment Agreement, dated as of February 25, 2016, as amended (the “2nd A&R Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the 2nd A&R Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree as follows:

1.       Freedom to Contract. The Employee represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and that he will not disclose to the Employer, or use for the Employer’s benefit, any trade secrets or confidential information which is the property of any other party.

2.       Employment. The Employer hereby employs the Employee, and the Employee hereby accepts his continued employment by the Employer, subject to and upon the terms and conditions set forth herein. The Employee shall be an “at-will” employee, subject to the terms and provisions of this Agreement.

3.       Effective Date and Term. The effective time of this Agreement shall be as of the date first set forth above (the “Effective Date”) and such employment shall continue thereafter in full force and effect until terminated in accordance with the provisions of this Agreement. The obligations and agreements of the Employee pursuant to Sections 8.8, 10.2, 10.3, 11, 12 and 13 hereof shall survive the termination for any reason of this Agreement. The 2nd A&R Agreement shall remain in full force and effect until the Effective Date, unless earlier terminated in accordance with its respective terms and conditions.

4.       Title and Duties; Extent of Services.

4.1       The Employee shall promote the business and affairs of the Employer as President and Chief Executive Officer. As President and Chief Executive Officer of the Employer, the Employee shall have such duties and responsibilities as may be assigned to him by the Employer’s Board of Directors (the “Board of Directors”) from time to time and such other duties and responsibilities as are normal and customary for Chief Executive Officers. The Employee shall report and be responsible to the Board of Directors. The Employee shall devote his best efforts and entire time, attention and energies to the business and affairs of the Employer. Subject to Section 4.2 of this Agreement, unless the Employee has received the approval of the Board of Directors, he shall not participate in any other business or render services to any other business, as a principal, consultant, employee, or in any other capacity.

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4.2       During his employment, the Employee may serve on the board of directors, board of advisors, or other similar governing or advisory boards of other companies, institutions, or organizations without the prior written consent of the Board of Directors, provided that: (i) the Employee does not use proprietary, confidential and/or trade secret information, property, assets or employees of the Employer in engaging in such activities; (ii) any such activities do not pose a conflict of interest or interfere with the Employee’s duties to the Employer; and (iii) any such activities are not directly or indirectly for or for the benefit of a business engaged in any commercial activity that is competitive with the Employer or otherwise in breach of the Confidentiality Agreement.

5.       Election to Board. As long as the Employee remains the Chief Executive Officer of the Employer, the Employer shall use its best efforts to cause the Employee to continue to be elected to the Board of Directors.

6.       Compliance with Policies. Employee acknowledges and agrees that compliance with Employer’s policies, practices, and procedures is a term and condition of his employment under this Agreement.

7.       Location of Employment. Employee shall work out of offices of the Employer or any subsidiary of the Employer that are located in the vicinity of Boston, Massachusetts or shall work at any other location mutually agreed upon by the Employer and the Employee.

8.       Compensation and Benefits.

8.1       Salary. The Employer shall pay the Employee a salary at the rate of Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33) per month (which annualizes to Four Hundred Thousand Dollars ($400,000.00)), payable bi-weekly in arrears or otherwise in accordance with the Employer’s normal and customary payroll practices applicable to all of its employees. The amount of salary payable by Employer pursuant to this Section 8.1 shall be subject to such deductions or amounts to be withheld as shall be required under applicable law or as lawfully requested by the Employee.

8.2       Performance Bonus. The Employee shall be eligible to receive a performance bonus in respect of each fiscal year of the Employer. Payment of any such performance bonus and the amount, if any, of any such performance bonus shall be entirely at the discretion of the Board of Directors. In determining the amount of any performance bonus to be paid to Employee under this Section 8.2, the Board of Directors shall consider the extent to which the performance criteria established between the Employee and the Board of Directors with respect to such fiscal year has been achieved; provided, however, that in no event shall the amount of any performance bonus paid to Employee under this Section 8.2 with respect to any fiscal year exceed fifty percent (50%) of Employee’s salary for such fiscal year. In the event that the Board of Directors of the Employer determines, in its discretion, to make payment of a performance bonus to Employee pursuant to this Section 8.2, then Employer shall use best efforts to make payment of such performance bonus within sixty (60) calendar days of the end of the applicable fiscal year of the Employer. Notwithstanding anything express or implied in this Section 8.2 to the contrary, the Employee must remain an employee of the Employer on the date that the Employer makes payment of any performance bonus pursuant to this Section 8.2 in order to receive any performance bonus.

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8.3       Medical Benefits. During the term of this Agreement, the Employee shall be entitled to participate in the health insurance plan offered or generally made available to the Employer’s employees, under the same terms and conditions as those offered to other, similarly situated employees of the Employer, except as otherwise provided in Section 10.2(d) hereof

8.4       Sick Leave and Vacation. During the term of this Agreement, the Employee shall be entitled to sick leave and vacation consistent with the Employer’s policy concerning sick leave and vacation.

8.5       Travel Benefits. During the term of the Employee’s employment with the Employer pursuant to this Agreement, the Employer shall reimburse the Employee for the costs of airfare (economy class) for up to two trips per year from Boston, Massachusetts, United States of America to Paris, France and back for each of the Employee, his spouse and two children. The Employer shall pay the Employee such reimbursements for each such trip no later than March 15th of the calendar year following the calendar year in which such trips are taken.

8.6       Other Benefits. During the term of the Employee’s employment with the Employer pursuant to this Agreement, the Employee shall be entitled to receive such other retirement, welfare and fringe benefits (“employee benefits”) as are provided by the Employer to its senior executives and/or key employees, in each case in accordance with the terms and conditions set forth in the plan, agreement or arrangement representing or evidencing such benefits.

8.7       Discretionary Nature of Benefits. The Employee understands that the Employer may amend, change or cancel or terminate any of its employment policies and “employee benefits” at any time as allowed by law or by any applicable plan, agreement or arrangement representing or evidencing such employee benefits.

8.8       Taxes. All compensation and benefits (including, without limitation, any fringe benefits, bonuses, non-cash compensation, subsidies, severance pay or benefits under Article 8 and Section 10.2 hereof) payable or to be provided to the Employee shall be subject to all applicable withholding taxes, to applicable foreign, federal, state and local deductions, and to any other proper deductions

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8.9       Compensation Upon Change of Control. In the event that: (i) there is a Change of Control, as defined in Section 9.1 of this Agreement, and (ii) the Employee is employed as the Chief Executive Officer at the time of or immediately prior to the Change of Control, then, in addition to the accelerated vesting set forth in Section 9.1, the Employee will receive a payment (the “Supplemental Payment”) in an amount equal to a percentage of the Transaction Value, as defined below, up to a maximum potential of 1.5% of the Transaction Value, in accordance with the graduated scale set forth below:

Transaction Value	Percentage of Transaction Value
Up to $50,000,000.00	0.0%
$50,000,000.00 to $74,999,999.99	1.0%
$75,000,000.00 to $99,999,999.99	1.1%
$100,000,000.00 to $124,999.99	1.2%
$125,000,000.00 to $149,999.99	1.3%
$150,000,000.00 to $199,999,999.99	1.4%
$200,000,000.00 and greater	1.5%

For purposes of this Agreement, “Transaction Value” means the aggregate value of all pre-tax cash proceeds and non-cash consideration (calculated at fair market value at the date of closing), including any amounts held in escrow, or other current or contingent cash or non-cash consideration, payable as a result of the Change of Control, provided, that in the event of a Change of Control in which less than 100% of the equity interests in the Employer are acquired, “Transaction Value” shall mean instead the total value of the Employer implied by the consideration payable in such Change of Control in respect of the proportion of the equity securities to be acquired in such Change of Control. Notwithstanding any other provision herein to the contrary, any Supplemental Payment shall be paid to the Employee upon a Change of Control, except that if the sale terms of such Change of Control include any deferred or contingent payment schedule, that portion of the Employee’s Supplemental Payment reflecting such extended payment shall be paid in accordance with the same terms and conditions of such schedule, up to five years after such Change of Control.

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9.       Stock Options; Acceleration Upon Change of Control. The Employee shall be eligible for grants of stock options (the “Options”) under the Employer’s 2005 Equity Incentive Plan, as amended, and/or the Employer’s 2014 Equity Incentive Plan, as may be amended from time to time (collectively, the “Plan”), subject to the discretion of the Board of Directors. The Options shall be incentive stock options to purchase shares of the Employer’s common stock, $0.001 par value per share (the “Common Stock”). The Options, if any, shall be subject to, and governed by, the terms and provisions of the Plan and stock option agreement(s) granted thereunder (“Stock Option Agreements”).

9.1       Upon a Change of Control (as defined below), all of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee prior to such Change of Control under the Plan shall become fully vested and immediately exercisable, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and the Employer and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision. For the purposes hereof, a “Change of Control” occurs upon (a) the closing of any merger or consolidation of the Employer with any other unrelated person or entity, or (b) the sale of all or substantially all of the assets of the Employer to another unrelated person or entity, or (c) the sale of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer to an unrelated party, such that, in each case, the transaction has been approved by the Employer’s stockholders, and in which the stockholders of the Employer immediately prior to such merger, consolidation or sale shall, immediately after such merger, consolidation or sale, own less than fifty percent (50%) of the issued and outstanding capital stock of the person or entity that is the surviving company of any such merger or consolidation, or the acquirer in the case of any such sale of all or substantially all of the assets of the Employer. The provisions of this paragraph shall apply only if the Employee is the Chief Executive Officer of the Employer at the time of a Change of Control.

10.       Termination.

10.1       Termination Rights of the Parties. The Employee may terminate his employment at any time by giving the Employer thirty (30) calendar days’ prior written notice thereof, whereupon such employment shall terminate on the earlier of: (i) the 30th calendar day following the date on which such notice is given to the Employer; or (ii) any date prior to such 30th day that is specified by the Employer by notice to the Employee. The Employer may terminate the Employee’s employment at any time by giving notice of termination to the Employee, whereupon, unless otherwise specified by the Employer, the date of termination of the Employee’s employment shall be the date on which notice of termination is given to the Employee. Upon the death of the Employee or the Employee’s disability such that he is unable to perform his duties as determined, in good faith, by the Board of Directors of the Employer, his employment shall terminate immediately upon such occurrence. Subject to Section 13, the date on which the Employee’s employment terminates hereunder is hereinafter referred to as the “Termination Date”.

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10.2       Employee’s Right to Compensation Following Termination; Severance Pay.

(a)       If the Employee’s employment hereunder terminates for any reason whatsoever, the Employer shall pay him (or, in the case of death, his estate) all accrued but unpaid base salary and vacation pay through and including the Termination Date, which amounts shall be paid to the Employee (or his estate) in a lump sum as of such Termination Date. Subject to the terms and conditions of this Agreement, the Employee shall also be entitled to such other benefits for which he is eligible under the terms and conditions of the Employer’s employee benefit plans, stock options arrangements, and any applicable law. The accrued compensation and benefits described in this Section 10.2(a) are collectively referred to as the “Accrued Benefits.”

(b)       If (i) the Employee voluntarily terminates his employment hereunder without Good Reason (as defined in Section 10.2(e) below) or (ii) the Employee’s employment hereunder terminates by reason of his death or disability or (iii) the Employer terminates the employment of the Employee, at any time, for Cause, then, other than the Accrued Benefits, neither the Employee nor his estate, heirs or other successors shall be entitled to severance pay or other benefits under this Agreement after the Termination Date.

(c)       If the employment of the Employee is terminated by the Employer for any reason other than for Cause (as defined in Section 10.2(e) below) at any time or if the employment of the Employee is terminated by the Employee for Good Reason then, subject to Sections 10.3 and 13 and subsection (d) hereof, and in addition to the Accrued Benefits, the Employee shall be entitled to: (i) severance pay in the form of a continuation of the periodic payment of his salary for a period of eighteen (18) months from the Termination Date; and (ii) an amount equal to the product of (A) the performance bonus, pursuant to Section 8.2, that he would have received for the year in which such termination occurs, multiplied by (B) 1.5, which shall be payable no later than the last installment of his severance. The continued salary payments referred to in the foregoing clause (i) shall be made in accordance with the Employer’s standard payroll practices and timing as in effect from time to time.

(d)       If the employment of the Employee is terminated by the Employer for any reason other than for Cause, or if the employment of the Employee is terminated by the Employee for Good Reason at any time, and if the Employee elects under COBRA or an analogous state law, continuation coverage under the Employer’s health and dental plans, then the Employer will subsidize the cost of such coverage for a period of eighteen (18) months from the Termination Date, under the same terms and conditions then applicable to active employees with identical coverage (“COBRA Subsidy”), except that the Employee must pay the employee portion for such coverage by making each monthly co-payment to the Employer, in full, no later than the first five (5) business days of any month during which such COBRA Subsidy applies. If the Employee has elected continuation coverage under COBRA or any analogous state law, then the Employee shall be responsible for all costs for any remainder of the COBRA (or analogous) period. If the Employee has, instead, elected health and dental coverage under a state exchange, then the Employee shall pay the cost of premiums for such coverage directly, subject to reimbursement by the Employer for an amount equal to the COBRA Subsidy, and the Employer shall pay any such reimbursement, in full, no later than thirty (30) days after the eighteen (18) month anniversary of the Employee’s Termination Date. Notwithstanding anything herein to the contrary, (A) the amount of the COBRA Subsidy shall not exceed the dollar amount provided to similarly situated active employees of the Employer, and (B) to the extent that the Employer’s payment of such COBRA Subsidy to the Employee is treated as a violation of any applicable non-discrimination laws under the Affordable Care Act, then such COBRA Subsidy shall be unavailable to the Employee under this subsection and his severance under subsection (c) hereof shall be increased by an amount equal to the dollar value of the COBRA Subsidy that would have otherwise been available. Notwithstanding any other provision herein to the contrary, any reimbursement of the COBRA Subsidy shall be paid to the Employee no later than December 31 of the year following the year in which the COBRA expense was incurred.

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(e)       For purposes of this Agreement, “Cause” shall mean unlawful or dishonest conduct, or a breach of any of the Employee’s obligations hereunder, including but not limited to his obligations under the Confidentiality Agreement (as defined below) (other than as a result of the Employee’s death or disability). For the purposes of this Agreement, “Good Reason” shall mean (i) the failure of the Employer to employ the Employee in his current position such that Employee’s duties, authority, or responsibilities are materially diminished without the Employee’s consent; (ii) a material reduction in the Employee’s aggregate base salary below the amount stipulated in Section 8.1 hereof without the Employee’s consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Employer’s officers); (iii) the relocation of Employee’s principal place of employment that increases the Employee’s one-way commute by more than fifty (50) miles; or (iv) a material breach by the Employer of this Agreement.

(f)       In the event that the employment of the Employee is terminated by the Employer for any reason other than for Cause or in the event that the Employee voluntarily terminates his employment hereunder for Good Reason, then that portion of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee under any Employer stock option plan which would have become vested over the eighteen (18) month period following such termination had the Employee continued as an employee of Employer throughout such eighteen (18) month period, shall, instead, become fully vested and immediately exercisable on the Termination Date, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and the Employer and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

(g)       The Employee hereby acknowledges and agrees that he shall not be entitled to receive any compensation or benefits from the Employer with respect to any period of time after the Termination Date except to the extent otherwise expressly provided in this Section 10.2.

10.3       Employee Release. Any obligation of the Employer to provide the Employee severance payments or other benefits under this Agreement is expressly conditioned upon the Employee reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to the Employer (the “Release”). The Employer shall provide the Employee with the Release promptly after the date on which the Employee gives or receives, as the case may be, notice of termination of the Employee’s employment. Payment of all severance payment or other benefits to which the Employee may be entitled after the Termination Date, other than the Accrued Benefits, shall commence after the effective date of the Release, as set forth in the Release. To the extent that the Release’s effective date occurs after severance payments or other benefits may become due under Section 10.2 hereof, the payments that have accumulated between the Termination Date and before the Release’s effective date will be paid in a lump sum in the first payment made after the Release’s effective date.

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11.       Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. The Employee hereby acknowledges that he has entered into the Employer’s standard form of Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”), which is incorporated herein as if reproduced in its entirety. By accepting this Agreement, the Employee hereby ratifies and accepts the terms of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. Notwithstanding the foregoing and any provision to the contrary contained in the Confidentiality Agreement, the Employee may cause his name to be included on patent applications and other intellectual property filings not related to the Employer, provided that (i) the subject matter of such patent applications may not be in any way connected with or result from the Employee’s employment with the Employer or rely on knowledge of the Employee solely derived from the Employee’s employment with the Employer, (ii) the patent applications or other intellectual property filings must be made in connection with the Employee’s role as a director of or advisor to another entity (any such entity, an “Outside Board Entity”), and (iii) the subject matter of such patent applications or other intellectual property filings may not be in direct or indirect competition with the business and products of the Employer in any way.

12.       Unique Nature of Agreement; Specific Enforcement. The Employer and the Employee agree and acknowledge that the rights and obligations set forth with this Agreement are of a unique and special nature and that the Employer is, therefore, without an adequate legal remedy in the event of the Employee’s violation of any of the covenants set forth in this Agreement. The Employer and the Employee agree, therefore, that each of the covenants made by the Employee under this Agreement shall be specifically enforceable in equity, without the need to post a bond or provide other security, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment), that may be available to the Employer.

13.       Section 409A of the Code.

13.1       Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Employer determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of any deferred compensation hereunder shall not commence until the date that is the earlier of: (A) six (6) months and one (1) calendar day after the Employee’s separation from service; and (B) his death.

13.2       Any installment payments of severance or other deferred compensation under this Agreement shall be deemed a series of separate payments for purposes of section 409A of the Code.

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13.3       To the extent necessary to comply with Section 409A of the Code, if the period for considering and executing the Release under this Agreement spans two (2) calendar years, then the severance or payment will not be made or commence until the later calendar year.

13.4       Notwithstanding anything herein to the contrary, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “separation from service,” as that term is defined for purposes of Section 409A of the Code and Treasury Regulations §1.409A-3(a)(1) and 1.409A-1(h), and any references hereunder to “termination of employment” shall have the same meaning as “separation from service,” as so defined.

13.5       The parties intend that this Agreement will be administered in accordance with Section 409A of the Code such that no tax is triggered thereunder. To the extent that any provision of this Agreement is ambiguous as to such compliance with Section 409A of the Code, the provision shall be read in such a manner that all payments hereunder so comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional tax cost to either party.

13.6       The Employer makes no representation or warranty as to the compliance of this Agreement with Code Section 409A, and, other than its tax withholding obligation, the Employer shall have no liability to the Employee or any other person if any provisions of this Agreement is determined to constitute deferred compensation taxable under Section 409A of the Code. However, the parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to avoid liability under Code Section 409A.

14.       Treatment of Parachute Payments.

14.1       Notwithstanding any other provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, subject to Section 14.3, the Covered Payments shall be either:

(a)       reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b)       payable in full if the Employee’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Employee receiving an amount at least five percent (5%) greater than the Reduced Amount.

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14.2       Any such reduction pursuant to Section 14.1 shall be made in accordance with Section 409A of the Code and the following:

(i)       the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii)       all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

14.3       Any determination required under this Section 14, including whether any payments or benefits are Parachute Payments, shall be made by the Employer in its reasonable discretion. The Employee shall provide the Employer with such information and documents as the Employer may reasonably request in order to make a determination under this Section 14. The Employer’s determination shall be final and binding on the Employee.

15.       Miscellaneous.

15.1       Entire Agreement. This Agreement, the Confidentiality Agreement, and the Stock Option Agreements shall represent the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

15.2       Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

15.3       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, in the case of the Employee, his heirs. This Agreement may be assigned by the Employer to any Affiliate of the Employer and to a successor of its business (whether by purchase or otherwise). “Affiliate of the Employer” means any person which, directly or indirectly, controls or is controlled by, or is under common control with, the Employer and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, the holding of office in another, by contract, or otherwise. The Employee may not assign or transfer any or all of his rights or obligations under this Agreement.

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15.4       Disputes. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party waives any right to a jury trial and to claim or recover punitive damages.

15.5       Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

15.6       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All disputes or claims shall be brought in the state or federal courts located in Suffolk County Massachusetts and each party waives its jurisdictional rights to other venues and to any defenses based on jurisdiction.

IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement as of the date first set forth above.

Employer:

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Paul Chaney
Name:	Paul Chaney
Title:	Chairman

Employee:

/s/ Stephen From
Stephen From

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